Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Preferred Stock Purchase Rights)

of
Whitehall Jewellers, Inc.
at
$1.60 Net Per Share

Not Beneficially Owned By
Prentice Capital Management, LP
and Holtzman Opportunity Fund, L.P.

by
WJ Acquisition Corp.
an affiliate of
Prentice Capital Management, LP
and
Holtzman Opportunity Fund, L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, MARCH 9, 2006, UNLESS THE OFFER IS EXTENDED.

February 8, 2006

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated February 8, 2006 (the ‘‘Offer to Purchase’’), and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the ‘‘Offer’’) in connection with the offer by WJ Acquisition Corp., a Delaware corporation (the ‘‘Purchaser’’), and an affiliate of Holtzman Opportunity Fund, L.P. and Prentice Capital Management, LP, (collectively, the ‘‘Investors’’) to purchase all of the shares of common stock, par value $0.001 per share, and the associated preferred stock purchase rights (‘‘Shares’’) of Whitehall Jewellers, Inc., a Delaware corporation (‘‘Whitehall’’), that are issued and outstanding and not beneficially owned by the Investors prior to the commencement of the Offer, for $1.60 per share (such amount being the ‘‘Per Share Amount’’), net to the seller in cash without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase. Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Offer to Purchase.

We are (or our nominee is) the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1.	The offer price is $1.60 per Share, net to you in cash, without interest thereon.

2.	The Offer is being made for all of the outstanding Shares.

3.	The Board of Directors of Whitehall unanimously (i) determined that the terms of the Offer and the Merger are fair to and in the best interests of Whitehall and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) recommended that the stockholders of Whitehall accept the Offer and tender their Shares pursuant to the Offer and adopt the Merger Agreement.

4.	The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Thursday, March 9, 2006, unless the Offer is extended.

5.	The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, together with the shares beneficially owned by the Investors and their respective affiliates, represents at least a majority of the aggregate voting power of the Shares and the shares of Class B Common Stock, par value $1.00 per share of Whitehall, voting together as a single class, outstanding as of the date such Shares are purchased.

6.	Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer.

The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

If you wish to have us tender any or all of your Shares held by us for your account, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

Instructions with Respect to the Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Preferred Stock Purchase Rights)
of
Whitehall Jewellers, Inc.
Not Beneficially Owned By
Prentice Capital Management, LP
and Holtzman Opportunity Fund, L.P.
by
WJ Acquisition Corp.
an affiliate of
Prentice Capital Management, LP
and
Holtzman Opportunity Fund, L.P.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated February 8, 2006, and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the ‘‘Offer’’) in connection with the offer by WJ Acquisition Corp., a Delaware corporation (the ‘‘Purchaser’’), and an affiliate of Holtzman Opportunity Fund, L.P., a Nevada limited partnership, and Prentice Capital Management, LP, a Delaware limited partnership, to purchase all the shares of common stock, par value $0.001 per share, and the associated preferred stock purchase rights (‘‘Shares’’), of Whitehall Jewellers, Inc., a Delaware corporation, that are issued and outstanding.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares To Be Tendered*:

____________________________________ Shares

Dated: ________________________________, 2006

Signature(s)

Please type or print name(s)

Please type or print address

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.